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                                                                    EXHIBIT (12)


                         SUPERVALU INC. and Subsidiaries
                       Ratio of Earnings to Fixed Charges
                             For Fiscal Years Ended

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(In thousands, except ratios)                1998          1997         1996         1995         1994
                                           ---------    ---------    ---------    ---------    ---------
Earnings before income taxes               $ 384,780    $ 280,512    $ 267,692    $  15,925    $ 294,080

Less undistributed earnings of less than
    fifty percent owned affiliates            (7,388)     (15,813)     (11,136)     (10,902)      (8,306)
                                           ---------    ---------    ---------    ---------    ---------

Earnings before income taxes                 377,392      264,699      256,556        5,023      285,774

Interest expense                             133,619      136,831      140,150      135,383      120,292

Interest on operating leases                  18,010       16,950       17,059       18,204       17,288
                                           ---------    ---------    ---------    ---------    ---------

                                           $ 529,021    $ 418,480    $ 413,765    $ 158,610    $ 423,354
                                           =========    =========    =========    =========    =========

 Total fixed charges                         151,629      153,781      157,209      153,587      137,580
                                           =========    =========    =========    =========    =========

Ratio of earnings to fixed charges              3.49         2.72         2.63         1.03         3.08
                                           =========    =========    =========    =========    =========

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